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                                                                    EXHIBIT 99.3

                                  PRESS RELEASE

The following is the text of a press release issued by Service Merchandise Company, Inc. on March 24, 1999.

                       SERVICE MERCHANDISE NAMES PERMANENT
                       CEO, PRESIDENT AS KEY COMPONENT OF
                            RESTRUCTURING INITIATIVES


           SAM CUSANO NAMED CEO; CHARLES SEPTER NAMED PRESIDENT, COO;
     C. STEVEN MOORE ASSUMES ADDITIONAL ROLE OF CHIEF ADMINISTRATIVE OFFICER

NASHVILLE, Tenn--March 24, 1999--Service Merchandise Company, Inc. (NYSE: SME) today announced that, as a key step in its reorganization process, it has appointed a permanent Chief Executive Officer and a permanent President and Chief Operating Officer of the Company.

Effective immediately, San Cusano, 45, Executive Vice President and Chief Financial Officer of Service Merchandise and a member of the Company's Board of Directors, was named Chief Executive Officer by the Board. Charles Septer, 47, Senior Vice President, Jewelry Merchandising, has been named President and Chief Operating Officer of the Company, and elected to its Board of Directors. C. Steven Moore, Senior Vice President and General Counsel, 36, assumes the additional role of Chief Administrative Officer.

Mr. Cusano has been with the Company since 1991, and during his tenure has served as Executive Vice President and Chief Financial Officer. He was elected to the Board of Directors in July 1998.

Mr. Septer, a long-term Service Merchandise executive, has headed the Company's jewelry organization since 1982, and will lead all of the Company's merchandising and marketing operations going forward. He joined Service Merchandise in 1982 and became Senior Vice President, Jewelry Merchandising in 1988.

Mr. Moore joined the Company in 1992 and assumed the role of General Counsel and Corporate Secretary in 1996.

"Throughout their combined tenures with the Company, Messrs. Cusano and Septer have developed a key understanding of our business, our customers, our vendors and our employees," said Raymond Zimmerman, Chairman of the Board. "Our Board of Directors has the highest degree of confidence in their abilities to lead Service Merchandise as the Company builds the fundamentals for a solid future. Sam Cusano has extensive knowledge of every aspect of Service Merchandise's operations and with his historical perspective as Executive Vice President and a Board member, he is in a unique position to lead the transformation of the Company's business,"


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he noted. "Under Charles Septer's leadership, Service Merchandise's jewelry organization has continued to expand and flourish, despite the significant challenges our Company has faced in recent years. Going forward, we are confident that he will be able to translate the success of our core jewelry business to our Company's overall operations."

Jay Alix & Associates, retained by Service Merchandise in January 1999, is expected to continue as financial advisor to the Company. "Our Board of Directors is extremely grateful for the contributions of Jay Alix in this process, and in particular JAA principal Bettina M. Whyte, who has served as interim CEO of Service Merchandise during these critical past few months. As interim CEO, Ms. Whyte was instrumental in leading the Company in its restructuring process, in particular the reorganization of the Company's costs structure, a process that is now well underway. As the Company proceeds with its restructuring utilizing the Chapter 11 process rather than continuing with its out-of-court restructuring activities, we believe it is the right time to put in place a permanent management team," Mr. Zimmerman said.

"Sam Cusano and Charles Septer bring the experience and talent necessary to successfully reorganize Service Merchandise," said Ms. Whyte. "The Jay Alix organization looks forward to working with them and the whole Service Merchandise team in continuing to complete this process."

As previously announced, on March 15, 1999 a group of five vendors filed an involuntary Chapter 11 petition seeking court supervision of Service Merchandise's restructuring efforts. The Company's Board has authorized it to commence voluntary Chapter 11 proceedings as soon as is practicable in order to maximize the value of the business for all of the Company's stakeholders.

Service Merchandise is a specialty retailer focusing on fine jewelry, gifts and home decor products.

This press release includes certain forward-looking statements in reliance on the "safe harbor" provisions of The Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the factors identified below. Actual results may differ materially from those anticipated in any such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements.

The Company's liquidity, capital resources, and results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, the ability of the Company to arrange DIP financing; the ability of the Company to operate successfully under a Chapter 11 proceeding; the ability of the Company to comply with the terms of its credit facility prior to obtaining DIP financing; the ability of the Company to access borowings under its credit facility prior to obtaining DIP financing; approval of plans and activities by the Bankruptcy Court; risks associated with operating a business in Chapter 11; adverse developments with respect to the Company's liquidity or results of operations; the ability of the Company to obtain shipments and negotiate terms with vendors and service providers for current orders; the ability of the Company to negotiate terms with landlords with respect to stores to be closed and current and future lease


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obligations; the ability to conduct going out of business inventory sales to result in improved liquidity; the ability to develop, fund and execute a new operating plan for the Company; the ability of the Company to attract and retain key executives and associates; competitive pressures from other retailers, including specialty retailers and discount stores, which may affect the nature and viability of the Company's business strategy; trends in the economy as a whole; the ability to maintain gross profit margins; the seasonal nature of the Company's business and the ability of the Company to predict consumer demand as a whole, as well as demand for specific goods; the ability of the Company to attract and retain customers; costs associated with the shipping, handling and control of inventory and the Company's ability to optimize its supply chain; potential adverse publicity; availability and cost of management and labor employed; real estate occupancy and development costs, including the substantial fixed investment costs associated with opening, maintaining or closing a Company store; the ability to liquidate unwanted inventory at existing or closed stores; and the ability to effect conversions to new technological systems, including becoming Year 2000 compliant.